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                                                                    EXHIBIT 4.13



          TEAM COMMUNICATIONS GROUP, INC. DIRECTORS' STOCK OPTION PLAN


1.     Purpose.

     The purposes of the Plan are to enable the Company to attract and retain the services of non-employee members of the Board and to provide them with increased motivation and incentive to exert their best efforts on behalf of the Company by enlarging their personal stake in the Company.

2.     Definitions.

       (a) As used in the Plan, the following definitions apply to the terms indicated below:

       "Board" means the Board of Directors of the Company or any committee thereof authorized to exercise the powers of the Board of Directors.

       "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

       "Company" means Team Communications Group, Inc., a California corporation.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       "Fair Market Value" of a Share on a given day means, if Shares are listed on an established stock exchange or exchanges or quoted on the NASDAQ National Market System, the highest closing or last sales price of a Share as reported on such stock exchange or exchanges or system; or if not so reported, the average of the bid and asked prices, as reported on the NASDAQ. If the price of a Share shall not be so quoted, the Fair Market Value shall be determined by taking into account all relevant facts and circumstances.

       "Option" means a non-qualified option to purchase Shares under the terms and conditions of the Plan as evidenced by an


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option certificate in such form not inconsistent with the Plan.

       "Participant" means a director, eligible to participate in the Plan under
Section 4 hereof, to whom an Option is granted under the Plan.

       "Plan" means Team Communications, Inc. Directors' Stock Option Plan, including any amendments to the Plan.

       "Shares" means shares of the Company's Common Stock, no par value, now or hereafter owned by the Company as treasury stock or authorized but unissued shares of the Company's Common Stock, subject to adjustment as provided in the Plan; provided, however, that all references to Shares herein already give effect to the Company's proposed approximate 2.2776 for 1 reverse stock split of its Common Stock.

       As used herein, the masculine includes the feminine, the plural includes the singular, and the singular includes the plural.

3.     Plan Adoption and Term.

       A. The Plan shall become effective following its adoption by the Board, but no Option granted under the Plan shall be exercisable unless and until the Plan has been approved by the shareholders of the Company.

       B. Subject to the provisions hereinafter contained relating to amendment or discontinuance, the Plan shall continue in effect through and including December 31, 2007. No Option may be granted hereunder after such date.

4.     Eligibility; Automatic Grant.

     Each director of the Company, who is not an employee of the Company or any of its subsidiaries, in office as of the closing date of the Company's initial public offering of its Shares (the "Effective Date") shall be eligible to participate in the Plan



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and shall automatically receive, on the Effective Date, a non-qualified Option to purchase 2,500 Shares. In addition, each person who is a director of the Company on an annual anniversary date of the Effective Date (including and terminating with the anniversary date in the year 2007) and who is not an employee of the Company or any of its subsidiaries, shall be eligible to participate in the Plan and shall automatically receive, on such anniversary date, a non-qualified Option to purchase 2,500 Shares. The price per share at which Shares may be purchased pursuant to any Option granted under the Plan shall be the Fair Market Value of a Share on the date the Option is granted (the "Date of Grant"). All Options granted under the Plan shall be evidenced by an option certificate in such form not inconsistent with the Plan.

5.     Stock Subject to the Plan.

     Subject to adjustment as provided in Section 10 hereof, Options may be issued pursuant to the Plan with respect to a number of Shares that, in the aggregate, does not exceed 20,000 Shares. If, prior to the termination of the Plan, an Option shall expire or terminate for any reason without having been exercised in full, the unpurchased Shares subject thereto shall again be available for the purposes of the Plan.

6.     Duration of Options.

       No Option granted hereunder shall be exercisable after the expiration of ten years from the Date of Grant. All Options shall be subject to earlier termination as provided elsewhere in the Plan.

7.     Conditions Relating to Exercise of Options.

       A. Options granted to Participants shall become exercisable in full on the Date of Grant. Once exercisable, an Option may be exercised at any time prior to its expiration, cancellation or termination as provided in the Plan. Partial exercise is permitted from time to time provided that no partial exercise of an Option shall be for a number of Shares having a purchase price of less than $1,000 or for a fractional number of


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Shares.

       B. No Option shall be transferable by a Participant otherwise than by will or the laws of descent and distribution and Options shall be exercisable during the lifetime of a Participant only by such Participant.

       C. An Option shall be exercised by the delivery to the Company of a written notice signed by the Participant, which specifies the number of Shares with respect to which the Option is being exercised and the date of the proposed exercise. Such notice shall be delivered to the Company's principal office, to the attention of its Secretary, no less than three business days in advance of the date of the proposed exercise and shall be accompanied by the applicable option certificate evidencing the Option. A Participant may withdraw such notice at any time prior to the close of business on the proposed date of exercise, in which case the option certificate evidencing the Option shall be returned to him or her.

       D. Payment for Shares purchased upon exercise of an Option shall be made at the time of exercise either in cash, by certified check or bank cashier's check or, at the option of the Board, in Shares owned by the Participant and valued at their Fair Market Value on the date of exercise, or partly in Shares with the balance in cash or by certified check or bank cashier's check. Any payment in Shares shall be effected by their delivery to the Secretary of the Company, endorsed in blank or accompanied by stock powers executed in blank.

       E. Certificates for Shares purchased upon exercise of Options shall be issued and delivered as soon as practicable following the date the Option is exercised. Certificates for Shares purchased upon exercise of Options shall be issued in the name of the Participant.

       F. Notwithstanding any other provision in the Plan, no Option may be exercised unless and until the Shares to be issued upon the exercise thereof have been registered under the


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Securities Act of 1933 and applicable state securities laws, or are, in the opinion of counsel to the Company, exempt from such registration. The Company shall not be under any obligation to register under applicable federal or state securities laws any Shares to be issued upon the exercise of an Option granted hereunder, or to comply with an appropriate exemption from registration under such laws in order to permit the exercise of an Option and the issuance and sale of the Shares subject to such Option. If the Company chooses to comply with such an exemption from registration, the Shares issued under the Plan may bear an appropriate restrictive legend restricting the transfer or pledge of the Shares represented thereby, and the Company may also give appropriate stop-transfer instructions to the transfer agent to the Company.

       G. Any person exercising an Option or transferring or receiving Shares shall comply with all regulations and requirements of any governmental authority having jurisdiction over the issuance, transfer, or sale of capital stock of the Company, and as a condition to receiving any Shares, shall execute all such instruments as the Company in its sole discretion may deem necessary or advisable.

       H. In the event that a Participant shall cease to be a director by reason of such Participant's retirement, any outstanding Option held by such Participant shall remain so exercisable but only for a period of three months after commencement of such retirement, at the end of which time it shall terminate (unless such Option expires earlier by its terms).

       I. In the event that a Participant shall cease to be a director by reason of such Participant's disability within the meaning of Section 22(e)(3) of the Code, any outstanding Option held by such Participant shall remain so exercisable but only for a period of one year after such date, at the end of which time it shall terminate (unless such Option expires earlier by its terms).

       J. In the event that a Participant shall cease to be a director by reason of death (including death during an approved


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leave of absence or following a Participant's retirement or disability), any
Option then held by him or her which shall not have lapsed or terminated prior to his or her death shall be or immediately become fully exercisable by the executors, administrators, legatees, or distributees of his or her estate, as may be appropriate, as to the total number of Shares subject thereto and shall remain so exercisable but only for a period of one year after death, at the end of which time it shall terminate (unless such Option expires earlier by its terms).

       K. In the event that a Participant shall cease to be a director otherwise than as described in paragraphs (H), (I) and (J), any outstanding Option held by such Participant shall terminate.

8.     No Election Rights.

       Nothing contained in the Plan or any Option shall confer upon any Participant any right with respect to the continuation of his or her tenure as a director of the Company or interfere in any way with the right of the Company's shareholders or the Board, at any time, to terminate such tenure or to fail to elect such Participant to the Board.

9.     Rights of a Shareowner.

       No person shall have any rights with respect to any Shares covered by or relating to any grant hereunder of an Option until the date of issuance of a certificate to him or her evidencing such Shares. Except as otherwise expressly provided in the Plan, no adjustment to any Option shall be made for dividends or other rights for which the record date occurs prior to the date such certificate is issued.

10.    Adjustment Upon Changes in Capital Stock.

       A. Except as otherwise provided herein, if the capital stock of the Company shall be subdivided or combined, whether by reclassification, stock dividend, stock split, reverse stock




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split or other similar transaction, then the number of Shares authorized under the Plan, the number of Shares then subject to or relating to unexercised Options granted hereunder and the exercise price per Share will be adjusted proportionately. A stock dividend shall be treated as a subdivision of the whole number of Shares outstanding immediately prior to such dividend into a number of Shares equal to such whole number of Shares so outstanding plus the number of Shares issued as a stock dividend.

       B. In the case of any capital reorganization or any reclassification of the capital stock of the Company (except pursuant to a transaction described in Paragraph A of this Section 10) (a "Reorganization"), appropriate adjustment may be made in the number and class of shares authorized to be issued under the Plan and the number and class of shares subject to or relating to Options awarded under the Plan and outstanding at the time of such Reorganization.

       C. Each Participant will be notified of any adjustment made pursuant to this Section 10 and any such adjustment, or the failure to make such adjustment, shall be binding on the Participant.

       D. Except as expressly set forth herein, the number and kind of Shares subject to Options awarded under the Plan, and the exercise prices of any such Options, shall not be affected by any transaction (including, without limitation, any merger, recapitalization, stock split, stock dividend, issuance of stock or similar transaction) affecting the capital stock of the Company and no Participant shall be entitled to any additional Options on account thereof.

11.           Withholding Taxes.

       A. Whenever Shares are to be issued upon the exercise of an Option, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, prior to the delivery of any certificate or certificates for such Shares.



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       B.     Notwithstanding Paragraph A of this Section 11, at the election of a Participant when Shares are to be issued upon the exercise of an Option, the Participant may tender to the Company a number of Shares, or the Company shall withhold a number of such Shares, the Fair Market Value of which is sufficient to satisfy the federal, state and local tax requirements, if any, attributable to such exercise or occurrence.

12.           Amendment of the Plan.

       A. The Board may at any time and from time to time suspend, discontinue, modify or amend the Plan in any respect whatsoever except that the Board may not suspend, discontinue, modify or amend the Plan so as to adversely affect the rights of a Participant with respect to any grants that have heretofore been made to such Participant without such Participant's approval.

       B. No amendment to or modification of the Plan which: (i) materially increases the benefits accruing to Participants; (ii) except as provided in
Section 10 hereof, increases the number of Shares that may be issued under the Plan; or (iii) modifies the requirements as to eligibility for participation under the Plan, shall be effective without shareholder approval.

13.    Miscellaneous.

       A. It is expressly understood that the Plan grants powers to the Board but does not require their exercise; nor shall any rights be deemed to accrue under the Plan except as Options may be granted hereunder.

       B. All expenses of the Plan, including the cost of maintaining records, shall be borne by the Company.



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